Exhibit 15.1

Discover the power of one-minute news

newsbeat social announces sec qualification for reg a+ IPO

Portland, OR—July 18, 2016—NewsBeat Social, the video-first news agency that delivers one-minute news reports across social media, announced that its Regulation A+ initial public offering has been qualified by the United States Securities Exchange Commission, and that NewsBeat Social can now begin accepting investments in its common stock at a price of $5.00 per share. NewsBeat Social has applied to list on NASDAQ under the ticker symbol “NEWZ”.

Since it began taking investor reservations for the Reg A+ IPO in March, NewsBeat Social has attracted over 20,000 potential investors. Based on this level of interest, NewsBeat Social expects to be the first, or one of the first, crowd-financed IPOs to list on NASDAQ (subject to listing requirements).

NewsBeat Social plans to continue its IPO over the next several weeks and expects to list its shares on NASDAQ at the end of the IPO offering process, once meeting minimum funds for listing.

“Our audience members recognize the value of our independent video news product, and they are also excited about our IPO. This is evidenced by the thousands of investor reservations we have received,” said NewsBeat Social President Geoff Campbell. “The Reg A+ method for raising capital, which prioritizes openness and transparency, is in line with NewsBeat Social’s core values and allows our audience to participate in our growth.”

“We’ve been very pleased by the strong and continued interest from potential investors for the NewsBeat Social Reg A+ IPO,” said John Hullar, CEO of WR Hambrecht + Co., which is acting as underwriter of the NewsBeat Social IPO. “The response is the product of a well-planned process and a clear funding strategy.”

The maximum proposed offering size is $50 million. Prospective investors must purchase a minimum of 100 shares each to participate. They can finalize their investment by visiting the WR Hambrecht + Co website and completing the online investment process.

For more information, visit ipo.newsbeatsocial.com.

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About NewsBeat Social

NewsBeat Social is a video-first news agency that delivers one-minute news reports across social media. NewsBeat Social’s news reports cover world events, politics, science, technology, business, health, nature, culture and trends. NewsBeat Social has attracted more than 2.8 million fans on Facebook and its news reports have been viewed over 423 million times. Founded in 2013, NewsBeat Social is gathering and delivering news to today’s time-pressed, mobile-focused audiences around the world, in the way they wish to receive it.

About WR Hambrecht + Co

WR Hambrecht + Co focuses on raising growth capital for a variety of different enterprises.  Like its predecessor firm, Hambrecht & Quist, WRH+Co seeks to identify high potential, growth-stage companies, and then enable access to the capital necessary to fund development, marketing and infrastructure so that these companies can achieve their full potential.  WRH+Co’s Regulation A+ Mini-IPO strategy is a continuation of the Hambrecht legacy of conducting small public offerings for what were once considered high-risk start-ups that are now household names and Fortune 500 companies.

Contacts:

Press:

High10 Media

Kaitlyn Kurosky

212-918-2040

Kaitlyn@high10media.com

Investor Relations:

Sapphire Investor Relations, LLC

Erica Mannion or Michael Funari

investor@newsbeatsocial.com

WR Hambrecht + Co:

Helen Miazga

hmiazga@wrhambrecht.com

LEGAL LEGEND: An offering statement relating to NewsBeat Social’s common stock has been filed with the Securities and Exchange Commission and became qualified on July 12, 2016. Prior to making any investment in NewsBeat Social’s securities, you should review a copy of the offering circular included in the offering statement, by clicking on the following link: https://www.sec.gov/Archives/edgar/data/1661424/000114420416112795/v444121_253g2.htm. or by contacting the underwriter of the offering, W.R. Hambrecht + Co, by phone at 1-800-673-6476, by fax at 1-415-551-3123 or in writing at 909 Montgomery Street, 3rd Floor, San Francisco, CA 94133. No offer to sell any securities, and no solicitation of an offer to buy any securities, is being made in any jurisdiction in which such offer, sale or solicitation would not be permitted by applicable law.

FORWARD-LOOKING STATEMENTS: Some of the statements in this communication may be forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events, transactions or trends and similar matters that are not historical facts. You should not place undue reliance on forward looking statements. Although our forward-looking statements are based on our beliefs, assumptions and expectations, taking into account information currently available to us, we cannot guarantee future events, transactions, trends, results, achievements or outcomes. No assurance can be made that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to update our forward-looking statements.